Exhibit 99.1

Midwest Holding Inc. Reports Fourth Quarter 2021 and Full-Year 2021 Results

LINCOLN, Neb., March 24, 2022 / PR Newswire/ -- Midwest Holding Inc. (“Midwest”) (NASDAQ: MDWT), today announced financial results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021 Highlights:

●	GAAP net loss was $7.0 million compared with the $11.9 million net loss recorded in the fourth quarter of 2020.
●	GAAP revenue was $16.0 million compared with negative revenue of ($0.8 million) in the fourth quarter of 2020, driven by an increase in investment income from growth in invested assets, higher service fees and from net realized investment gains compared to a net realized investment loss in the fourth quarter of 2020.
●	Annuity direct written premium under statutory accounting principles (“SAP”), a non-GAAP measure, was down to $104.2 million from $136.1 million in 2020’s fourth quarter due to competitive market pricing and a limited state footprint.
●	Ceded premiums (SAP), decreased to $43.8 million from $50.1 million in the year-earlier quarter consistent with a decline in direct written premium.
●	Expenses increased to $20.1 million from $11.6 million in the prior year due primarily to increased staffing, stock compensation expense and other operating expenses.

Full Year 2021 Highlights:

●	GAAP net loss for the year was $16.6 million compared with the $12.4 million net loss recorded in 2020.
●	GAAP revenue for the year was $30.1 million compared with revenue of $10.6 million in 2020, driven by an increase in investment income from growth in invested assets, higher service fees and from net realized investment gains.
●	Annuity direct written premium, a non-GAAP measure, was up to $471.6 million from $415.6 million in 2020 reflecting strong growth in the first half of 2021, while the back half of the year encountered slowing growth from competitive market pricing and a limited state footprint.
●	Ceded premiums, a non-GAAP measure, were $237.4 million compared to $228.1 million in the prior year.
●	Expenses increased to $41.9 million from $21.4 million in the prior year due to increased salaries and benefits and other operating expenses.
●	Invested assets grew to $975.5 million at year-end 2021 compared with $518.2 million at year- end 2020. The invested asset base benefitted from annuity sales in 2021 and from the deployment of proceeds of the capital raise at the end of 2020.

Georgette Nicholas, CEO of Midwest noted “As we reflect on 2021, Midwest had a challenging year with various changes and headwinds encountered in the execution of its strategy.  The year showed growth and key accomplishments but also the challenge of growing a new business in a dynamic market and establishing a foundation to build upon.  We are taking steps and focusing our efforts on the key drivers of the business, to position ourselves to rebuild during 2022. As we move forward, I am encouraged by the trends we are seeing and the focus of the team is on the key drivers of growth in the business-

premium, state expansion, reinsurance and investment management and continuing to build the operational foundation.”

Ms. Nicholas said, “Our market opportunity remains significant, and our strategy is to capitalize on a growing market by distinguishing ourselves in providing annuity products to Americans saving for retirement, create and use reinsurance structures, including our captive reinsurer, to mitigate risk and provide capital support for which demand, and interest is strong from partners. We will also provide management services around investing assets in those reinsurance structures, leveraging core capabilities established and in the administration of those vehicles, all of which can generate fee revenue.   The result at Midwest is a capital-light business model that we believe should produce higher returns for our shareholders over time.”

Q4 2021 versus Q4 2020 on a GAAP basis

Midwest reported a net loss of $7.0 million in the fourth quarter of 2021. This compares with the $11.9 million net loss reported in the fourth quarter of 2020. On a diluted, per-share basis, this year’s quarterly loss was ($1.87) compared with ($3.78) reported in the fourth quarter of 2020.

Investment income rose in 2021’s fourth quarter to $3.4 million from $2.8 million in the prior year quarter. Driving the increase was an increase in balance of invested assets to $975.5 million from $518.2 million a year earlier as Midwest deployed the proceeds from annuity sales during 2021 and from our capital raise at the end of 2020.

Amortization of deferred gain on reinsurance reached $1.3 million in fourth quarter 2021 compared with $1.0 million in the fourth quarter of 2020 due to an increase in earned deferred ceding commissions along with an increase in ceded premium.

Service fee revenue was unchanged year over year at $0.6 million. Service fee revenue consists of fee revenue generated by our wholly owned asset manager, 1505 Capital, for asset-management services provided to third-party clients.

Other revenue finished at $0.2 million compared with $0.1 million in the prior-year quarter. Other revenue consists of revenue we generate by providing ancillary services, such as policy administration, to third parties.

Our expenses were $20.1 million in the quarter compared with $11.6 million in the prior year quarter. Contributing to the increase was an increase in salaries and benefits from additional talent added along with stock compensation expense. Also contributing to the increase was an increase in other operating expenses from higher legal fees, consulting costs, and the gains on option allowance.

Full-Year 2021 versus Full-Year 2020 on a GAAP basis

Midwest reported a net loss of $16.6 million for 2021. This compares with the $12.4 million net loss in the prior year. On a diluted, per-share basis, this year’s loss was ($4.45) compared with ($4.42) reported in 2020.

Investment income rose in 2021 to $15.7 million from $4.0 million in the prior year, driven by the increase in the balance of invested assets.

Amortization of deferred gain on reinsurance reached $3.0 million compared with $1.8 million in 2020 due to increases in earned deferred ceding commissions along with increases in ceded premium.

Service fee revenue was consistent at $2.3 million in 2021 from $2.0 million in 2020. Service fee revenue consists of fee revenue generated by our wholly owned asset manager, 1505 Capital, for asset-management services provided to third-party clients.

Other revenue finished at $1.2 million compared with $0.2 million in the prior year. Increases came primarily from providing ancillary services, such as policy administration, to third parties.

Our expenses were $41.9 million in the year compared with $21.4 million in the prior year. Contributing to the increase was an increase in salaries and benefits from additional talent added to our staff, along with stock compensation expense. Also contributing to the increase was an increase in other operating expenses from higher legal fees, consulting costs, and the gains on option allowance.

Guidance

For annuity premiums written, we saw a slow start in the first quarter of 2022, similar to experience in the fourth quarter of last year. We have taken pricing action on both our FIA and MYGA products in the quarter and continue to monitor our competitiveness in the market. We have also increased our focus on marketing, re-establishing and expanding our relationships on the distribution side through various channels and reallocating or adding resources relating to this initiative. We are starting to see some encouraging trends as we end the first quarter of 2022.

We have also prioritized expanding our state footprint as quickly as possible to become licensed in states where a significant number of retirees reside and where our IMOs are located. We are filing, responding to, and providing increased information to regulators and discussing how the model ensures that policyholders are protected given the capital held and supported by using reinsurance structures.

Given these dynamics, we anticipate premiums written to be in the range of $500 million to $600 million for 2022. We still expect the mix in product sales to be consistent with 2021. This will be influenced by state expansion and the impact of efforts with distribution partners.

Based on the potential premium growth, we currently have capacity in place to cover the capital needs of writing the new business through existing reinsurers. We also have the potential to grow through potential transactions in the pipeline which are anticipated to close within the year. The goal is to cede, on average, approximately 70-90% of premium in the year and generate ceded commission fees from them.

As we grow, managing expenses continues to be an area of focus. We saw an increase in 2021 as we accelerated some costs to develop potential opportunities along with adding additional employees, advancing technology initiatives, and continuing to build the foundation of Midwest. We have and continue to take steps to restructure the organization, monitor costs closely, and invest in the areas that drive growth. We anticipate general and administrative expenses on a management basis, a non-GAAP measure, to be approximately $27-28 million for the full year 2022.

Q4 2021 Key Performance Indicators and Non-GAAP Financial Measures

In addition to GAAP measures, Midwest’s management utilizes a series of key performance indicators (KPI’s) and non-GAAP measures to, among other things:

•	monitor and evaluate the performance of our business operations and financial performance;
•	facilitate internal comparisons of the historical operating performance of our business operations;
•	review and assess the operating performance of our management team;
•	analyze and evaluate financial and strategic planning decisions regarding future operations;
•	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments; and
●	facilitate comparison of results between periods and to better understand the underlying historical trends in our business and prospects.

These non-GAAP measures are not a substitute for GAAP measures; however, management believes that when used in conjunction with the GAAP measures, the non-GAAP measures can contribute to investors’ understanding of the progress of our business. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP financial measures should be considered along with, but not as alternatives to, our operating performance measures as prescribed by GAAP.

Annuity Premiums (a KPI)

For the fourth quarter of 2021, annuity direct written premiums were $104.2 million compared with $136.1 million in the fourth quarter of 2020. The written premium decline was driven by intense competition in the market around annuities and pricing along with a limited state footprint. Reflecting the decline in new business production, ceded premiums fell to $43.8 million in 2021’s fourth quarter from $50.1 million in the fourth quarter of 2020. Of the fourth-quarter 2021 sales of $104.2 million, 43% was in the MYGA category and the remaining 57% consisted of sales of Fixed Indexed Annuities.

For the full year 2021, annuity direct written premiums were $471.6 million up from $415.6 million, for 2020 a 13.5% increase. Written premium growth reflects a strong first half of the year from new products while encountering a challenging sales environment in the second half of the year. Ceded premium was $237.4 million in 2021 compared to $228.1 million in 2020. Of the 2021 sales of 26.8% was in the MYGA category and the remaining 73.2% consisted of sales of Fixed Indexed Annuities.

Fees Received for Reinsurance (a KPI)

We use this non-GAAP figure to measure the progress of our effort to secure third-party capital to back our reinsurance programs. Fees Received for Reinsurance sums two components: Amortization of deferred gain on reinsurance, which is a line item in our Consolidated Statements of Comprehensive Loss, and deferred coinsurance ceding commission, which is a line item in our GAAP consolidated statement of cash flows.

For the fourth quarter of 2021, fees received for reinsurance totaled $2.1 million compared with $3.5 million in the fourth quarter of 2020. For the full year 2021, fees received for reinsurance totaled $13.4 million compared to $12.5 million in 2020.

General and Administrative Expenses (a non-GAAP measure)

We monitor this figure to track our overhead. It includes salary and benefits and other operating expenses; however, it excludes non-cash stock-based compensation and the non-cash mark-to-market-adjustment of our option budget allowance.

G&A expense in 2021 rose to $24.6 million from $12.9 million in the prior year. The increase was to support the potential growth in the business and reflected costs incurred to attract talent, for legal and consulting to support transactions, investment structures, state expansion efforts, and technology initiatives.

Management Expenses (a non-GAAP measure)

We use this figure to monitor the expenses of our business on a cash basis. Importantly, we exclude from the calculation of management expenses the index interest credited related to our Fixed Indexed Annuities because this expense is fully hedged. Instead, we add back to Management Expenses the period’s amortization of options previously purchased to provide this hedge. We view this amortized cost as our true cost of funds. Management Expenses also excludes the mark-to-market adjustment of our option budget allowance as that is recorded as a component of other operating expense.

Management expenses for 2021 were $36.3 million compared with $15.7 million in the prior year. Principal drivers of the increase were higher interest credited and increases in expenses from retained premiums.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this release constitute forward-looking statements. These statements are based on management's expectations, estimates, projections and assumptions. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "intend," or "continue," the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management's good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

Factors that may cause our actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include among others, the following possibilities:

●	our business plan, particularly including our reinsurance strategy, may not prove to be successful;
●	our reliance on third-party insurance marketing organizations to market and sell our annuity insurance products through a network of independent agents;
●	adverse changes in our ratings obtained from independent rating agencies;
●	failure to maintain adequate reinsurance;

●	our inability to expand our insurance operations outside the 21 states and District of Columbia in which we are currently licensed;
●	our annuity insurance products may not achieve significant market acceptance;
●	we may continue to experience operating losses in the foreseeable future;
●	the possible loss or retirement of one or more of our key executive personnel;
●	intense competition, including the intensification of price competition, competitive pressures from established insurers with greater financial resources, the entry of new competitors, and the introduction of new products by new and existing competitors;
●	adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates and tax treatment of insurance products;
●	fluctuations in interest rates causing a reduction of investment income or increase in interest expense and in the market value of interest-rate sensitive investment;
●	failure to obtain new customers, retain existing customers, or reductions in policies in force by existing customers;
●	higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures;
●	changes in our liquidity due to changes in asset and liability matching;
●	possible claims relating to sales practices for insurance products; and
●	lawsuits in the ordinary course of business.

Earnings Teleconference information and Details

Midwest Holding has announced plans to host a conference call to discuss financial and operating results for the fourth quarter and full year 2021 on March 25, 2022, at 12:00 p.m. Eastern Time. The Company also posted those results on the investor relations section of its website at https://ir.midwestholding.com after the close of the financial markets on March 24, 2022.

To register for this conference call, please go to this link .   Registrants will receive confirmation with dial-in details.

The call may also be accessed via webcast, using this link .

A replay of the webcast will be made available after the call on the Investor Relations page of the Company's website at https://ir.midwestholding.com

About Midwest Holding Inc.

Midwest Holding Inc. is a growing, technology-enabled, services-oriented annuity platform. Midwest designs and develops annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and typically transfers these annuities through reinsurance arrangements to asset managers and other third-party investors. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form and manage their own reinsurance capital vehicles.

For more information, please visit www.midwestholding.com

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com

Consolidated Balance Sheets
(in thousands)

	December 31, 2021	December 31, 2020

Assets
Fixed maturities, available for sale, at fair value (amortized cost: $679,921 and $369,156, respectively) (See Note 4)	$683,296	$377,163
Mortgage loans on real estate, held for investment	183,203	94,990
Derivative instruments (See Note 5)	23,022	11,361
Equity securities, at fair value (cost: $22,158 in 2021 and zero in 2020)	21,869	—
Other invested assets	35,293	21,897
Investment escrow	3,611	3,174
Federal Home Loan Bank (FHLB) stock	500	—
Preferred stock	18,686	3,898
Notes receivable	5,960	5,665
Policy loans	87	46
Total investments	975,527	518,195
Cash and cash equivalents	142,013	151,679
Deferred acquisition costs, net	24,530	13,456
Premiums receivable	354	314
Accrued investment income	13,623	6,807
Reinsurance recoverables (See Note 9)	38,579	32,146
Intangible assets	700	700
Property and equipment, net	386	104
Operating lease right of use assets	2,360	348
Receivable for securities sold	19,732	—
Other assets	2,113	1,533
Assets associated with business held for sale	—	1,119
Total assets	$1,219,917	$726,401
Liabilities and Stockholders' Equity
Liabilities:
Benefit reserves	$12,941	$12,776
Policy claims	237	162
Deposit-type contracts (See note 11)	1,075,439	597,868
Advance premiums	1	2
Deferred gain on coinsurance transactions	28,589	18,199
Lease liabilities (See Note 13):
Operating lease	2,364	397
Payable for securities purchased	5,546	—
Other liabilities	9,044	9,553
Liabilities associated with business held for sale	—	1,114
Total liabilities	1,134,161	640,071
Contingencies and Commitments
Stockholders' Equity:
Preferred stock, $0.001 par value; authorized 2,000,000 shares; no shares issued and outstanding as of September 30, 2021 or December 31, 2020	—	—
Voting common stock, $0.001 par value; authorized 20,000,000 shares; 3,737,564 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively; non-voting common stock, $0.001 par value, 2,000,000 shares authorized; no shares issued and outstanding September 30, 2021 and December 31, 2020, respectively	4	4
Additional paid-in capital	138,452	133,592
Treasury stock	(175)	(175)
Accumulated deficit	(70,159)	(53,522)
Accumulated other comprehensive income	2,634	6,431
Total stockholders' equity	70,756	86,330
Noncontrolling interests	15,000	—
Total stockholders' equity	85,756	86,330
Total liabilities and stockholders' equity	$1,219,917	$726,401

Consolidated Statements of Comprehensive Loss
(in thousands, except per share amounts)

	Years ended December 31,
	2021	2020
Revenues
Premiums	$—	$—
Investment income, net of expenses	15,737	4,047
Net realized (loss) gain on investments	7,752	2,550
Amortization of deferred gain on reinsurance	3,022	1,836
Service fee revenue, net of expenses	2,343	1,960
Other revenue	1,209	189
Total revenue (loss)	30,063	10,582
Expenses
Interest credited	7,012	4,225
Benefits	6	(5)
Amortization of deferred acquisition costs	2,886	670
Salaries and benefits	16,926	6,347
Other operating expenses	15,104	10,200
Total expenses	41,934	21,437
(Loss) income continuing from operations before taxes	(11,871)	(10,855)
Income tax expense	(4,766)	(1,585)
Net (loss) income attributable to Midwest Holding, Inc.	(16,637)	(12,440)
Comprehensive income (loss):
Unrealized gains on investments arising during the year ended December 31, 2021 and 2020, net of offsets, (net of tax ($378) and $1.7 million, respectively)	(1,422)	7,398
Unrealized losses on foreign currency	—	(146)
Less: Reclassification adjustment for net realized gains on investments, net of offsets (net of tax $631 and $383, respectively)	(2,375)	(1,441)
Other comprehensive income (loss)	(3,797)	5,811
Comprehensive loss	$(20,434)	$(6,629)
Earnings (loss) income per common share
Basic	$(4.45)	$(4.88)
Diluted	$(4.45)	$(4.42)

Consolidated Statements of Cash Flows
(in thousands)

	Years ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Loss attributable to Midwest Holding, Inc.	$(16,637)	$(12,440)
Adjustments to arrive at cash provided by operating activities:
Net premium and discount on investments	(1,244)	(423)
Depreciation and amortization	50	57
Stock options	4,981	164
Amortization of deferred acquisition costs	2,886	464
Deferred acquisition costs capitalized	(14,018)	(13,975)
Net realized gain on investments	(7,752)	(2,550)
Deferred gain on coinsurance transactions	10,390	10,621
Changes in operating assets and liabilities:
Reinsurance recoverables	(6,434)	(4,477)
Interest and dividends due and accrued	(6,816)	(5,296)
Premiums receivable	(40)	42
Deposit-type liabilities	24,371	—
Policy liabilities	239	10,042
Receivable and payable for securities	(14,185)	—
Other assets and liabilities	(1,133)	1,525
Other assets and liabilities - discontinued operations	4	2
Net cash provided by operating activities	(25,338)	(16,244)
Cash Flows from Investing Activities:
Fixed maturities available for sale:
Purchases	(660,059)	(339,282)
Proceeds from sale or maturity	356,820	89,136
Mortgage loans on real estate, held for investment
Purchases	(160,714)	(99,356)
Proceeds from sale	72,064	18,392
Derivatives
Purchases	(23,944)	(8,589)
Proceeds from sale	14,578	1,269
Purchase of equity securities	(22,097)	—
Other invested assets
Purchases	(95,529)	(73,997)
Proceeds from sale	82,272	54,517
Purchase of restricted common stock in FHLB	(500)	—
Preferred stock	(14,926)	(3,898)
Notes receivable	—	(5,665)
Net change in policy loans	(41)	60
Net purchases of property and equipment	(331)	(69)
Net cash used in investing activities	(452,407)	(367,482)
Cash Flows from Financing Activities:
Net transfer to noncontrolling interest	15,000	—
Capital contribution	(121)	79,312
Repurchase of common stock	—	(175)
Acquisition of noncontrolling interest	—	(500)
Receipts on deposit-type contracts	471,646	415,561
Withdrawals on deposit-type contracts	(18,446)	(2,509)
Net cash provided by financing activities	468,079	491,689
Net (decrease) increase in cash and cash equivalents	(9,666)	107,963
Cash and cash equivalents:
Beginning	151,679	43,716
Ending	$142,013	$151,679

Supplementary information
Cash paid for taxes	$6,450	$350

Supplemental Information – Reconciliation – Management Expenses to GAAP Expenses
(in thousands)

	Years ended December 31,
	2021	2020
Management Expenses
G&A	$24,632	$12,942

Management interest credited	8,757	2,098
Amortization of deferred acquisition costs	2,886	670
Expenses related to retained business	11,643	2,768
Management expenses - total	$36,275	$15,710

	Years ended December 31,
	2021	2020
G&A
Salaries and benefits - GAAP	$16,926	$6,347
Other operating expenses - GAAP	15,104	10,200
Subtotal	32,030	16,547
Adjustments:
Less: Stock-based compensation	(4,981)	(164)
Less: Mark-to-market option allowance	(2,417)	(3,441)
G&A	$24,632	$12,942